UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2017

Camping World Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37908	81-1737145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, IL 60069	60069
(Address of Principal Executive Offices)	(Zip Code)

(847) 808-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2017, the Board of Directors (the “Board”) of Camping World Holdings, Inc. (the “Company”) increased the size of the Board from seven to eight directors, and elected Daniel Kilpatrick as a Class II director of the Company.

Mr. Kilpatrick serves as a principal at Crestview Advisors, L.L.C., a private equity firm that he joined in 2009, where he has overseen investments in companies across a variety of industries, including media and financial services. Mr. Kilpatrick is currently on the board of directors of various private companies, including Accuride Group Holdings, Inc., NYDJ Corporation, the parent company of WideOpenWest Finance, LLC and the parent company of CORE Media Group, and was previously a director of Symbion, Inc. from August 2012 to November 2014. Mr. Kilpatrick's private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings makes him well-qualified to serve on the Board.

Mr. Kilpatrick will participate in the Company’s standard compensation program for non-employee directors (the “Non-Employee Director Compensation Policy”), providing for an annual cash retainer of $70,000 for Mr. Kilpatrick’s service on the Board and an initial award of 2,363 restricted stock units (the “Initial Award”).  Pursuant to the Non-Employee Director Compensation Policy, Mr. Kilpatrick will also receive an award of restricted stock units on the date of each future annual meeting of the Company that Mr. Kilpatrick continues to provide service as a non-employee director with an aggregate fair value on the date of grant of $105,000 (the “Annual Award”).  Each of the Initial Award and Annual Awards will vest in three equal installments on each of the first through third anniversaries of the respective date of grant, subject to Mr. Kilpatrick’s continued service on the Board through each such vesting date.  Mr. Kilpatrick has also entered into the Company’s standard indemnification agreement for directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Thomas F. Wolfe
Name:	Thomas F. Wolfe
Title:	Chief Financial Officer and Secretary

Date: January 6, 2017